UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number: 000-54933

          BIOSTAX CORP.

(Exact name of registrant as specified in its charter)

          2431 Aloma Ave., Suite 124, Winter Park, Florida 32792           Tel: 888-391-9355

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Florida	59-3226705
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

(Title of each class of securities covered by this Form)

______________________________________________________________________________________

(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)☐	Rule 12g-4(a)(2)☐
Rule 12h-3(b)(1)(i) ☐	Rule 12h-3(b)(1)(ii) ☒
Rule 15d-6☐	Rule 15d-22(b) ☐

Approximate number of holders of record as of the certification or notice date:  296

The registrant has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports).           Yes ☐       No ☒

The issuer has filed a Form 25, Notification of Removal from Listing and/or Registration under Section 12(b) of the Securities Exchange Act of 1934.            Yes ☒       No ☐

If 'Yes' is checked, state the date of filing: November 22, 2024

The registrant hereby certifies that it meets the eligibility requirements prescribed by the rule(s) selected above and is filing this Form 15 for the purpose of (check applicable box(es)):

☒ Terminating the registration of a class of securities under Section 12(g) of the Exchange Act.

☒ Suspending the duty to file reports under Section 13(a) or Section 15(d) of the Exchange Act pursuant to Rule 12g4(a)(2), 12h-3(b)(1)(i) or 12h-3(b)(1)(ii).

Date: May 22, 2026	BIOSTAX CORP.
	By:	/s/ Noreen McGurrin Griffin
	Name:	Noreen McGurrin Griffin
	Title:	Chief Executive Officer